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                                   EXHIBIT 3.6

                              UNITEDGLOBALCOM, INC.
                      CORRECTED CERTIFICATE OF DESIGNATION

                                establishing the

             Voting Powers, Designations, Preferences, Limitations,
                      Restrictions, and Relative Rights of

            7% SERIES D SENIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

         --------------------------------------------------------------


                Pursuant to Section 103(f) and Section 151 of the
                General Corporation Law of the State of Delaware

         --------------------------------------------------------------


     UNITEDGLOBALCOM, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Issuer"), does hereby certify that, pursuant to Section 103(f) of the General Corporation Law of the State of Delaware (the "DGCL"), the Certificate of Designation filed with the Secretary of State of the State of Delaware on December 2, 1999 requires correction as permitted by Section 103(f) of the DGCL, and that such Certificate of Designation is hereby set forth in its entirety in corrected form. This Corrected Certificate of Designation is being filed to correct various inadvertent omissions related to the conversion and redemption provisions and inconsistencies in the internal section references of the original Certificate.

     Pursuant to authority conferred upon the Board of Directors of the Issuer by its Second Amended and Restated Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the DGCL, the Board of Directors authorized the creation and issuance of the Issuer's 7% Series D Senior Cumulative Convertible Preferred Stock (the


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"Preferred Stock") and appointed a committee to fix the designations, preferences and rights of such Preferred Stock, and the following resolution fixing the designations, preferences and rights of such Preferred Stock was duly adopted by such committee of the Board of Directors on December 1, 1999, which resolution remains in full force and effect. Certain capitalized terms used herein are defined in Section 9.

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Issuer by the provisions of Second Amended and Restated Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation"), and pursuant to Section 151(g) of the General Corporation Laws of the State of Delaware, there be from the 3,000,000 shares of Preferred Stock, $0.01 par value, of the Issuer, authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock, consisting of 287,500 shares of 7 % Series D Senior Cumulative Convertible Preferred Stock (referred to herein as the "Preferred Stock"), having the number of shares and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such Preferred Stock are not stated and expressed in the Certificate of Incorporation, the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

1.   Designation and Number of Shares

     1.1 The series will be known as the 7 % Series D Senior Cumulative Convertible Preferred Stock.

     1.2 The Preferred Stock will be a series consisting of 287,500 shares of the authorized but unissued preferred stock of the Issuer.

2.   Dividends

     2.1 Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each outstanding share of Preferred Stock, payable quarterly in arrears at a rate per annum equal to 7% of the Liquidation Preference per share.

     (a) All dividends will be cumulative, whether or not earned or declared, on a quarterly basis on March 31, June 30, September 30 and December 31 of each year

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(each such date being referred to herein as a "Dividend Payment Date"), commencing December 31, 2000. Dividends will accumulate on a day to day basis from October 1, 2000. Each distribution in the form of a dividend shall be payable in arrears to Holders of record as they appear on the stock books of the Issuer on each record date as established by the Board of Directors of the Issuer (the "Dividend Payment Record Date") not more than 60 nor less than ten days preceding a Dividend Payment Date.

                  (i) Dividends payable on the Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the Preferred Stock for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

                  (ii) The Preferred Stock will not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends.

                  (iii) No interest, or sum of money in lieu of interest, will be payable in respect of any accumulated and unpaid dividends which may be in arrears.

     (b) Dividends, to the extent declared by the Issuer's Board of Directors may, at the option of the Issuer, be paid in cash, by delivery of fully paid and nonassessable shares of Common Stock, or a combination thereof. If the Issuer elects to pay dividends in shares of Common Stock, the number of shares of Common Stock to be distributed will be calculated by dividing such payment by the Market Value Amount as of the Dividend Payment Record Date.

                  2.2 (a) No dividends or other distributions (other than a dividend or distribution in Junior Securities) may be declared, made or paid or funds set apart for payment on the Junior Securities or Parity Securities, and no Junior Securities or any Parity Securities, including the Preferred Stock, may be repurchased, redeemed or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Issuer (except by conversion into or exchange for Junior Securities and in the case that monies for such dividends, distributions, redemptions, purchases, or other acquisitions are derived from the proceeds of a substantially concurrent offering of such securities), unless full cumulative dividends shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on all outstanding shares of Preferred Stock for all Dividend Payment Dates on or prior to such declaration, payment, redemption, purchase or acquisition.

     (b) Notwithstanding the foregoing, if full dividends have not been declared and paid or set apart on the Preferred Stock and any other Parity Securities, dividends may be declared and paid on the Preferred Stock and such other Parity Securities so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such other Parity Securities will in all cases bear to each other the same

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ratio that accrued and unpaid dividends per share on the shares of the Preferred
Stock and such other Parity Securities bear to each other; provided that if such dividends are paid in cash on the other Parity Securities, dividends will also be paid in cash on the Preferred Stock.

     (c) (i) The Holders of shares of the Preferred Stock at the close of business on a Dividend Payment Record Date will be entitled to receive the dividend payment on those shares (except that Holders of shares called for redemption or conversion on a Redemption Date or Conversion Date between the record date and a date which is two days after the Dividend Payment Date will be entitled to receive such dividend on such Redemption Date as indicated in
Section 5.1 hereof or such Conversion Date as indicated in Section 4 hereof, as applicable) on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Issuer's default in payment of the dividend due on that Dividend Payment Date.

     (ii) Except as provided in clause (i) of this Section 2.2(c) and in Section 4.3, the Issuer shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

3.   Ranking

                  3.1 The Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer, rank:

     (a) senior to all classes of Common Stock and each other class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation, the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer (collectively, with the Common Stock, referred to as the "Junior Securities");

     (b) on a parity with the Convertible Preferred Stock, Series A, par value $0.01 per share, the Convertible Preferred Stock, Series B, par value $0.01 per share, the Convertible Preferred Stock, Series C, par value $0.01 per share and any class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer (collectively referred to as "Parity Securities"); and

     (c) subject to approval from holders of at least 66 2/3% of the outstanding shares of Preferred Stock, junior to each class of Capital Stock or series of preferred stock issued by the Issuer, which is established after the date of this Certificate of Designation by the Board of Directors, the terms of which expressly provide that such class or series will rank

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senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution of the Issuer (collectively referred to as "Senior Securities").

                  3.2 Except as otherwise provided herein (including, without limitation, Section 7.3 hereof), the Issuer is entitled to amend its Certificate of Incorporation to authorize one or more additional series of preferred stock, file certificates of designation, and issue without restriction from time to time, any series of Junior Securities, Parity Securities, or Senior Securities.

4.   Conversion

                  4.1 (a) Each Holder of Preferred Stock shall have the right, at its option, at any time and from time to time to convert, subject to the terms and provisions of this Section 4, any or all of such Holder's shares of Preferred Stock. In such case, the shares of Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 4.6, to:

     the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price then in effect,

except that with respect to any share which shall be called for redemption such right shall terminate at the close of business on the second Business Day prior to the Redemption Date unless the Issuer shall default in making the payment due upon redemption thereof.

     (b) The conversion right of a Holder of Preferred Stock shall be exercised by the Holder by the surrender of the certificate representing shares to be converted to the Issuer or to the Transfer Agent accompanied by the Conversion Notice.

                  (i) Immediately prior to the close of business on the Conversion Date, each converting Holder of Preferred Stock shall be deemed to be the Holder of record of Common Stock issuable upon conversion of such Holder's Preferred Stock notwithstanding that the share register of the Issuer shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such person.

                  (ii) Upon notice from the Issuer, each Holder of Preferred Stock so converted shall promptly surrender to the Issuer or the Transfer Agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.


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                  (iii) On any Conversion Date, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to: (1) receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted; (2) receive the payment in cash or shares of Common Stock of any accumulated and unpaid dividends accrued thereon pursuant to Section 4.1 hereof; and (3) exercise the rights to which they are entitled as Holders of Common Stock.

     (c) If the Conversion Date shall not be a Business Day, then such conversion right shall be deemed exercised on the next Business Day.

     (d) When shares of Preferred Stock are converted pursuant to this Section 4.1, all accumulated and unpaid dividends, including dividends payable on the Conversion Date pursuant to Section 2.2(c)(i) (whether or not in arrears or currently payable) on the Preferred Stock so converted to (and not including) the Conversion Date shall immediately be due and payable, at the Issuer's option:

                  (i)      in cash;

                  (ii) in the whole number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the amount of accumulated and unpaid dividends payable to the Holders of Preferred Stock hereunder, divided by (ii) the Market Value Amount for the period ending on the Conversion Date, plus cash for any fractional shares subject to Section 11.3 hereof; or

                  (iii)    a combination thereof.

                  4.2 (a) (i) The Issuer shall have the right, at its option, to convert all (but not less than all) of the shares of Preferred Stock into shares of Common Stock at the then Conversion Price, plus the Issuer must pay an amount equal to the sum of all accumulated but unpaid dividends or unpaid Quarterly Return Amounts (as defined in the Securities Account Agreement with respect to Quarterly Return Amounts to be made after December 31, 1999, and with respect to any such Quarterly Return Amounts due on December 31, 1999, the amount thereof appropriately prorated to account for the Preferred Stock having been issued on December 7, 1999), if any, through the conversion date (the "Issuer's Conversion Date"), if, on or after December 31, 2002, the Closing Price of the Common Stock has equaled or exceeded 130% of the Conversion Price for at least 20 Trading Days within any 30 consecutive Trading Days ending within 5 days of the date on which notice of the exercise of the conversion option is given. The Issuer may effect such payment, at its option, in cash or by delivery of fully paid nonassessable shares of Common Stock by issuing that whole number of shares of Common Stock equal to the amount of such payment divided by the Market Value Amount, as of the Issuer's Conversion Date, or by any combination thereof.


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                  (ii) The Issuer's right to convert all of the Shares of
Preferred Stock pursuant to this Section 4.2(a) shall be exercised by the Issuer by the delivery of the Issuer's Conversion Notice to the Holders of the Preferred Stock.

     (b) (i) The Issuer shall also have the right, at its option, to convert all (but not less than all) of the shares of Preferred Stock into shares of Common Stock at the then Conversion Price, plus the Issuer must pay an amount equal to the sum of all accumulated but unpaid dividends or unpaid Quarterly Return Amounts (as defined in the Securities Account Agreement with respect to Quarterly Return Amounts to be made after December 31, 1999, and with respect to any such Quarterly Return Amounts due on December 31, 1999, the amount thereof appropriately prorated to account for the Preferred Stock having been issued on December 7, 1999), if any, whether or not declared, to the conversion date (the "Provisional Conversion Date"), on or after June 30, 2001 (the "Provisional Conversion"), if the Closing Price of the Common Stock has equaled or exceeded 150% of the Conversion Price for at least 20 Trading Days within any 30 consecutive Trading Day period (which 30 consecutive Trading Day period shall end no earlier than June 30, 2001) ending within 5 days of the date on which notice of the exercise of the conversion option is given. In the event that the Issuer undertakes a Provisional Conversion, holders of Preferred Stock to whom the Issuer shall give notice of such Provisional Conversion, will, in addition to the shares of Common Stock which such holders will receive pursuant to the preceding sentence, also receive a payment (the "Additional Payment") in an amount equal to the present value of the aggregate amount of the dividends that would thereafter have been payable on the Preferred Stock (whether or not declared) from the Provisional Conversion Date to December 31, 2002 (the "Additional Period"). The present value shall be calculated using as the discount rate the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the Additional Period, calculated as of the day immediately preceding the date on which a notice of Provisional Conversion is mailed. The Issuer may effect the payment of accumulated and unpaid dividends or unpaid Quarterly Return Amounts (as defined in the Securities Account Agreement with respect to Quarterly Return Amounts to be made after December 31, 1999, and with respect to any such Quarterly Return Amounts due on December 31, 1999, the amount thereof appropriately prorated to account for the Preferred Stock having been issued on December 7, 1999) or Additional Payments, at its option, in cash or delivery of fully paid nonassessble shares of Common Stock by issuing that whole number of shares of Common Stock equal to the amount of such payment divided by the Market Value Amount as of the Provisional Conversion Date or by any combination thereof.

                  (ii) The Issuer's right to convert all of the Shares of Preferred Stock pursuant to this Section 4.2(b) shall be exercised by the Issuer by the delivery of the Issuer's Conversion Notice to the Holders of the Preferred Stock.

                  4.3 The Conversion Price shall be subject to adjustment if any Conversion Price Adjustment Event described in Section 4.3(a) occurs. The adjustment will be accomplished from time to time as described in Section 4.3(b).

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     (a) In case the Issuer shall at any time or from time to time:

     (i) make any payment of a dividend (or other distribution) payable in shares of Common Stock to all Holders of any class of Capital Stock of the Issuer (other than the issuance of shares of Common Stock in connection with the payment of dividends on, redemption of or the conversion of the Preferred Stock or any preferred stock pari passu to the Preferred Stock);

     (ii) make any issuance to all Holders of shares of Common Stock of rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock at less than Market Value as of the date of conversion or exchange; provided, however, that no adjustment shall be made with respect to such a distribution if the Holder of shares of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Preferred Stock into Common Stock, and provided further, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur;

     (iii) make any subdivision, combination or reclassification of any class of Common Stock;

     (iv) make any distribution consisting exclusively of cash (excluding any cash distribution upon a merger or consolidation to which Section 4.6 applies) to all Holders of shares of any class of Common Stock (which distribution is not also being made to the holders of the Preferred Stock based on the number of shares of Common Stock into which the Preferred Stock is then convertible) in an aggregate amount that, combined together with (1) all other such all- cash distributions made within the then-preceding 12-months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Issuer or any of its Subsidiaries for shares of Common Stock concluded within the then-preceding 12-months in respect of which no adjustment has been made, exceeds 12.5% of the Issuer's Market Capitalization on the record date of such distribution;

     (v) completes a tender or exchange offer made by the Issuer or any of its Subsidiaries for shares of any class of Common Stock that involves an aggregate consideration that, together with (1) any cash and other consideration payable in a tender or exchange offer by the Issuer or any of its Subsidiaries for shares of any class of Common Stock expiring within the then-preceding 12-months in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in (iv) above to all Holders of shares of any class of Common Stock within the then-preceding 12-months in respect of which no adjustment has been made, exceeds 12.5% of the Issuer's Market Capitalization just prior to the expiration of such tender offer; or


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     (vi) makes a distribution to all Holders of Common Stock (which distribution is not also being made to the holders of the Preferred Stock based on the number of shares of Common Stock into which the Preferred Stock is then convertible unless the Common Stock does not share pro rata in such distribution) consisting of evidences of indebtedness, shares of Capital Stock other than Common Stock of the Issuer or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above).

     (b) If any Conversion Price Adjustment Event occurs, the Issuer will calculate the adjustment to the Conversion Price as follows for each specific event. In the following descriptions, the variables have the following definitions:

C equals the total number of shares of Preferred Stock outstanding at the time of the Conversion Price Adjustment Event;

U equals the number of shares of Common Stock underlying rights, options, or warrants issued entitling the holders to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock issued in the Conversion Price Adjustment Event;

X equals the total number of shares of Common Stock outstanding immediately prior to the Conversion Price Adjustment Event (not including unexercised options, warrants, or rights);

Y equals the total number of shares of Common Stock outstanding immediately after the Conversion Price Adjustment Event (not including unexercised options, warrants, or rights);

Z equals the total number of shares of Common Stock outstanding at the time of the Conversion Price Adjustment Event;

Cash equals any distribution consisting exclusively of cash (excluding any cash distributed upon a merger or consolidation to which Section 4.6 applies) to all Holders of shares of Common Stock in an aggregate amount that, combined together with (1) all other such all-cash distributions made within the then-preceding 12-months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Issuer or any of its Subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment has been made pursuant to Section 4.3(a)(iv);

ExP equals the exercise or other consideration to be paid by the Holder upon the exercise of or conversion of "U";

MC        equals Market Capitalization;

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MV        equals Market Value per share of the Common Stock as of the date of conversion or exchange of "U";

#Sh equals the number of shares of Common Stock receiving the distribution contemplated in Section 4.3(a)(vi) or subject to the tender offer contemplated in Section 4.3(a)(v);

TOff equals the aggregate consideration that, together with (1) any cash and other consideration payable in a tender or exchange offer by the Issuer or any of its Subsidiaries for shares of Common Stock expiring within the then-preceding 12-months in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in Section 4.3(a)(iv) to all Holders of shares of Common Stock within the then-preceding 12-months in respect of which no adjustment has been made;

TOff/S    equals the tender offer price, per share;

TPur      equals the number of shares purchased in the tender offer;

Value equals the aggregate fair market value of the distribution described in Section 4.3(a)(vi), as determined in good faith by the Board of Directors of the Issuer;

CP equals the Conversion Price immediately prior to the Conversion Price Adjustment Event;

ACP equals the Conversion Price immediately after the Conversion Price Adjustment Event;

     (i) In the case of an event described in Sections 4.3(a)(i) or 4.3(a)(iii), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: X/Y multiplied by CP=ACP.1

     (ii) In the case of an event described in section 4.3(a)(ii), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: X/(X+U ((MV-ExP)/MV)) multiplied by CP=ACP.2 If any options, warrants, convertible securities, or other rights of the nature described in Section 4.3(a)(ii) ("Rights") expire without

--------
         1 For example, where X=12 million shares, and 500,000 shares are being issued in the Conversion Price Adjustment Event (Y=12,500,000), and CP is $32.00, the Adjusted Conversion Price (ACP) is $30.72.

         2 For example, where X=12 million shares, and U=500,000 shares, MV is $40, ExP is $35, and CP is $32.00, the Adjusted Conversion Price (ACP) is $31.83. If ExP is $0, the Adjusted Conversion Price (ACP) is $30.72.

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exercise or conversion, the Conversion Price will be readjusted to the
Conversion Price which would otherwise be in effect had the adjustment made upon the issuance of such Rights had been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon the exercise or conversion of such Rights.

     (iii) In the case of an event described in Section 4.3(a)(iv), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: CP-((Cash-12.5% MC)/C)=ACP.3

         There will be no adjustment to the Conversion Price pursuant to Section 4.4(a)(iv) if (Cash-12.5% MC) is less than or equal to zero.

     (iv) In the case of an event described in Section 4.4(a)(v), and if the tender offer price or exchange offer price per share is greater than Market Value, the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: CP- ((TPur multiplied by (TOff/S-MV))/(#Sh-TPur))=ACP.4

         There will be no adjustment to the Conversion Price pursuant to Clause 4.4(a)(v) if TOff/S is less than or equal to Market Value or if TPur multiplied by TOff/S is less than 12.5% of MC.

     (v) In the case of an event described in Section 4.4(a)(vi), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: CP-(Value/#Sh)=ACP.5

An adjustment made pursuant to this Section 4.3 shall become effective retroactively: (x) in the case of a Conversion Price Adjustment Event described in Section 4.3(a)(i), (ii), (iv), or (vi), immediately following the close of business on the record date for the determination of Holders of Common Stock entitled to participate in such event; or (y) in the case of a Conversion Price

--------
         3 For example, where Cash distributed equals $20,000,000, Market Capitaliza tion equals $100,000,000 (12.5% MC=$12,500,000), CP equals $32.00 and there are 2,000,000 shares of Preferred Stock outstanding (C), the Adjusted Conversion Price (ACP) is $28.25.

         4 For example, where TOff/S is $45.00 at a time when MV is $35, CP equals $32.00, 1,000,000 shares were purchased in the tender offer (TPur), and there were 12,000,000 shares of the class outstanding (#SH), the Adjusted Conversion Price (ACP) is $31.09.

         5 For example, where CP is $32.00, Value equals $1,500,000, and there were 12,000,000 shares of the class outstanding (#SH), ACP is $31.88.

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Adjustment Event described in Section 4.3(a)(ii), the close of business on the day upon which such corporate action becomes effective; or (z) in the case of a Conversion Price Adjustment Event described in Section 4.3(a)(v), the close of business on the day of the completion of such tender offer or exchange offer.

     (c) Notwithstanding anything herein to the contrary, no adjustment under this Section 4.3 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time, if ever, of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

     (d) Notwithstanding anything to the contrary contained in this Certificate of Designation, no Conversion Price adjustment will be made as a result of the issuance of Common Stock on conversion of the Preferred Stock.

     (e) Each event requiring adjustment to the Conversion Price shall require only a single adjustment even though more than one of the adjustment clauses set forth in Section 4.3(a), Section 4.4 or Section 4.5, may be applicable to such Conversion Price Adjustment Event.

     (f) If the Issuer shall fix a record date for the Holders of any class of its Capital Stock for the purpose of entitling them to receive a dividend or other distribution which would otherwise constitute a Conversion Price Adjustment Event, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the fixing of such record date.

     (g) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Issuer promptly shall deliver to each registered Holder of Preferred Stock a certificate signed by an authorized officer of the Issuer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

     (h) The Issuer reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Issuer elects to make such a reduction in the Conversion Price, the Issuer will comply with the requirements of Rule 14e-1 under the 1934 Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.


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                  4.4 In the event the Issuer distributes rights or warrants
(other than those referred to in Section 4.3(a)(ii)) pro rata to all Holders of shares of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Issuer, the Holders of any Preferred Stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows:

     (a) if such conversion occurs on or prior to the date for the distribution to Holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a Holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants, and

     (b) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a Holder of the number of shares of Common Stock of the Issuer into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants.

                  In the event the Holders of the Preferred Stock are not entitled to receive such rights or warrants pursuant to Section 4.4(a) or 4.4(b), the Conversion Price will be subject to adjustment upon any declaration or distribution of such rights or warrants pursuant to Section 4.3, above.

                  4.5      (a)  In case of:

                  (i) any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or

                  (ii) any consolidation or merger of the Issuer with or into another Person (other than a consolidation or merger in which the Issuer is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or

                  (iii) any sale, transfer or other conveyance to another Person of all or substantially all of the assets of the Issuer computed on a consolidated basis (other than the sale, transfer, assignment or distribution of shares of Capital Stock or assets to a Subsidiary)

(any of the events described in Section 4.5(a) being referred to in this Section
4.6 as a "Transaction"), then the adjustment described in Section 4.5(b) will be made.

     (b) Each share of Preferred Stock then outstanding shall, without the consent of any Holder of Preferred Stock, become convertible only into the kind and amount of shares of stock or other securities (of the Issuer or another issuer) or property or cash receivable upon such Transaction by a Holder of the number of shares of Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction after giving effect to any adjustment event, provided, however that the adjustments described in Section
4.6 may apply upon the occurrence of a Change of Control.

     (c) The provisions of this Section 4.5 and any equivalent thereof in any such certificate similarly shall apply to successive Transactions. The provisions of this Section 4.5 shall be the sole right of Holders of Preferred Stock in connection with any Transaction and such Holders shall have no separate vote thereon.

                  4.6 (a) Upon a Change of Control, if the Market Value at such time is less than the Conversion Price, then the Conversion Price will be subject to a temporary adjustment for a period of 60 days such that the Conversion Price will be equal to the greater of:

     (i) the Market Value on the date on which a Change of Control event occurs, and

     (ii) 66.67% of the Market Value as of December 2, 1999.

     (b) In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, the Issuer may, at its option, make a cash payment equal to the greater 4.6(a)(i) and (ii) above, or any combination thereof.

     (c) In the event of a Change of Control, notice of such Change of Control shall be given, within five Business Days of the Change of Control Date, by the Issuer by first-class mail to each record Holder of shares of Preferred Stock, at such Holder's address as the same appears on the books of the Issuer. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control Option may be exercised (the "Expiration Date"); (iii) the name and address of the paying agent; and (iv) the procedures that Holders must follow to exercise the Change of Control Option.

     (d) On or before the Expiration Date, each Holder of shares of Preferred Stock wishing to exercise the Change of Control option shall surrender the certificate or certificates representing the shares of Preferred Stock to be converted, in the manner and at the place designated in the notice described in
Section 4.6(c), and on such date the cash or shares of Common Stock due to such Holder shall be delivered to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice described in Section 4.6(c) of the certificate or certificates representing any shares to be so converted (properly endorsed or assigned for transfer, if the Issuer shall so require and the notice shall so state), such shares shall be converted by the Issuer at the Conversion Price as adjusted.

     (e) The foregoing provisions are not waivable by the Issuer.

                  4.7 In the case of any distribution by the Issuer to its stockholders of substantially all of its assets, each Holder of Preferred Stock will participate pro rata in such distribution based on the number of shares of Common Stock into which such Holders' shares of Preferred Stock would have been convertible immediately prior to such distribution, unless the amount of such distribution would result in a payment less than the Liquidation Preference, in which case the Liquidation Preference shall be paid.

                  4.8 If, as a result of any Conversion Price Adjustment Event, a Holder of the Preferred Stock becomes entitled to receive upon conversion shares of two or more classes of Capital Stock, the Issuer shall determine the reasonable allocation of the adjusted Conversion Price between the classes of Capital Stock. After such allocation, the Conversion Price of each class of Capital Stock shall thereafter be subject to adjustment on terms applicable to the Preferred Stock in this Section 4.

                  4.9 The Issuer shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

                  4.10 The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting Holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Preferred Stock converted; provided, however, that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of Preferred Stock converted, and the Issuer shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Issuer the amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid.

5.       Optional Redemption of Preferred Stock

     5.1 (a) Shares of the Preferred Stock will not be redeemable prior to December 31, 2002.

     (b) On or after December 31, 2002, the Preferred Stock may be redeemed, in whole or in part, at the option of the Issuer, in cash, by delivery of fully paid and nonassessable shares of Common Stock or a combination thereof, upon Redemption Notice given not less than 20 days nor more than 60 days prior to the Redemption Date, during the 12- month periods commencing on December 31 of the years indicated below, at the following Redemption Prices per share, plus in each case all accumulated and unpaid dividends to the Redemption Date:


                                                                Redemption
Year                                                          Price Per Share
----                                                          ---------------
2002 ........................................................     $1040.00
2003 ........................................................     $1030.00
2004 ........................................................     $1020.00
2005 ........................................................     $1010.00
2006 and thereafter .........................................     $1000.00

     (c) In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot.

     (d) If the Issuer elects to pay the Redemption Price in shares of Common Stock, the number of shares of Common Stock to be distributed will be calculated by dividing the aggregate Redemption Price payable to any Holder by the Market Value Amount (but for purposes of this redemption the period used in calculating a Market Value shall mean the ten consecutive Trading Days ending two days before the Redemption Date) as of the Redemption Notice Date.

     (e) From and after the applicable Redemption Date (unless the Issuer shall be in default of payment of the Redemption Price), dividends on the shares of the Preferred Stock to be redeemed on such Redemption Date shall cease to accumulate, such shares shall no longer be deemed to be outstanding, and all rights of the Holders thereof as stockholders of the Issuer (except the right to receive the Redemption Price and accumulated dividend amounts and liquidation penalties, if any through the Redemption Date) will cease.

                  5.2 If any dividends on the Preferred Stock are in arrears, no shares of the Preferred Stock will be redeemed unless all dividends in arrears are paid or all outstanding shares of the Preferred Stock are simultaneously redeemed.

                  5.3 In the event the Issuer shall elect to redeem shares of the Preferred Stock pursuant to Section 5.1 hereof, the Issuer must provide the Holders with the Redemption Notice as described in Section 5.1(b), and

     (a) (i) On or before any Redemption Date, each Holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock (properly endorsed or assigned, or transferred, if the Issuer shall so require and the Redemption Notice shall so state) to the Issuer or the Redemption Agent (if appointed) in the manner and at the place designated in the Redemption Notice.

     (ii) On the Redemption Date, the Issuer or the Redemption Agent, as applicable, shall pay or deliver to the Holder whose name appears on such certificate or certificates as the owner thereof, the full Redemption Price due such Holder in cash, in fully paid and nonassessable shares of Common Stock or in a combination thereof.

     (iii) The shares represented by each certificate to be surrendered shall be automatically (and without any further action of the Issuer or the Holder) canceled as of the Redemption Date whether or not certificates for such shares are returned to the Issuer and returned to authorized but unissued shares of preferred stock of no series.

     (iv) If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the Holder, together with the amount of cash, if any, in lieu of fractional shares.

     (b) If a Redemption Notice shall have been given as provided in Section 5.1, all rights of the Holders thereof as stockholders of the Issuer with respect to shares so called for redemption (except for the right to receive from the Issuer the Redemption Price) shall cease either (i) from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Price, in which case such rights shall not terminate at the Redemption Date) or (ii) if the Issuer shall so elect and state in the Redemption Notice, from and after the time and date (which date shall be the Redemption Date or an earlier date not less than 20 days after the date of mailing of the Redemption Notice) on which the Issuer shall irrevocably deposit in trust for the Holders of the shares to be redeemed with a designated Redemption Agent as paying agent sufficient to pay at the office of such paying agent, on the Redemption Date, the Redemption Price. Any money or shares of Common Stock so deposited with such Redemption Agent which shall not be required for such redemption shall be returned to the Issuer forthwith. Subject to applicable escheat laws, any moneys or shares of Common Stock so set aside by the Issuer and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Issuer, after which reversion the Holders of such shares so called for redemption shall look only to the general funds of the Issuer for the payment of the Redemption Price without interest. Any interest accrued on funds held by the Redemption Agent shall be paid to the Issuer from time to time.

     (c) In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata or by lot, as determined by the Issuer, except that the Issuer may redeem such shares held by any

Holder of fewer than 100 shares (or shares held by Holders who would hold fewer than 100 shares as a result of such redemption), as may be determined by the Issuer.

6.       Liquidation Preference

                  6.1 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Issuer, Holders of the Preferred Stock will be entitled to be paid, out of assets of the Issuer available for distribution the Liquidation Preference per share plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding
up), before any distribution is made on any Junior Securities, including, without limitation, the Common Stock.

                  6.2 If, upon any voluntary liquidation, dissolution or winding-up of the Issuer, the amounts payable with respect to the liquidation performance of the Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Preferred Stock and the Parity Securities will share pro rata in proportion to the full distribution to which each is entitled.

                  6.3 After payment of the full amount of the Liquidation Preference to which they are entitled, the Holders of shares of the Preferred Stock will have no right or claim to any of the remaining assets of the Issuer.

                  6.4 Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or business of the Issuer (other than in connection with the winding up of its business), nor the merger or consolidation of the Issuer with or into any other corporation, will be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, of the Issuer.

7.       Voting Rights

                  7.1 Holders of the Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth herein.

                  7.2 (a) If dividends or Quarterly Return Amounts (as defined in the Securities Account Agreement with respect to Quarterly Return Amounts to be made after December 31, 1999, and with respect to any such Quarterly Return Amounts due on December 31, 1999, the amount thereof appropriately prorated to account for the Preferred Stock having been issued on December 7, 1999) payable on the Preferred Stock are in arrears and unpaid for six quarterly periods, the Holders of the Preferred Stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights (the "Voting Rights Class") will be entitled at the next regular or special meeting of stockholders of the Issuer to elect two directors of the Issuer to fill newly created directorships.

     (b) Such voting rights may be exercised at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 7.2(a) shall terminate.

     (c) At any time when such voting rights shall have vested in holders of shares of the Voting Rights Class described in Section 7.2(a), a proper officer of the Issuer may call, and, upon the written request of the record holders of shares representing twenty-five percent (25%) of the voting power of the shares then outstanding of the Voting Rights Class, addressed to the Secretary of the Issuer, shall call a special meeting of the holders of shares of the Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Issuer, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this
Section 7.2(c), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders, in which such case the election of directors pursuant to Section 7.2(a) shall be held at such annual meeting of stockholders.

     (d) At any meeting held for the purpose of electing directors at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.

     (e) Any director elected pursuant to the voting rights created under this
Section 7.2 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 7.2(b)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 7.2, or, if no such special meeting is called, at the next annual meeting of stockholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Section 7 shall terminate.

                  7.3 The affirmative vote or consent of the Holders of at least 66-2/3% of the outstanding Preferred Stock will be required for:

     (a) the issuance of any class of Senior Securities (or security convertible into Senior Securities or evidencing a right to purchase any shares or any class or series of Senior Securities), and

     (b) amendments to the Issuer's Certificate of Incorporation that would affect adversely the rights of Holders of the Preferred Stock, including, without limitation,

     (i) any increase in the authorized number of shares of all series of preferred stock in excess of 3,000,000 shares and

     (ii) the issuance of any shares of Preferred Stock in excess of the number of shares of such stock authorized in this Certificate of Designation as of the date of the original issuance of the Preferred Stock.

     (c) In all such cases each share of Preferred Stock shall be entitled to one vote.

                  7.4 Except as set forth in this Certificate of Designation, the creation, authorization or issuance of any shares of Junior Securities or Parity Securities or an increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the Holders of the Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of the Preferred Stock.

8.       Amendment, Supplement and Waiver

                  8.1 Without the consent of any Holder of the Preferred Stock, subject to the requirements of the Delaware General Corporation Law, the Issuer may amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock, to provide for the assumption of the Issuer's obligations to Holders of the Preferred Stock in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such Holder.

9.       Certain Definitions

         Set forth below are certain defined terms used in this Certificate of Designation.

     9.1 "Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  9.2 "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement of or otherwise.

                  9.3 "Business Day" means any day other than a Legal Holiday.

                  9.4 "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

                  9.5 "Closing Price" for each day shall be the last sales price or in case no such reported sales take place on such day, the average of the last reported bid and asked price, in either case on the principal U.S. national securities exchange on which the shares of Common Stock are admitted to trading or listed, or if not listed or admitted to trading on such exchange, the representative closing bid price as reported by the Nasdaq National Stock Market, or if the Nasdaq National Stock Market is no longer reporting such information, or if not so available, the fair market price as determined, in good faith, by our Board of Directors.

                  9.6 "Change of Control" means: (a) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than Existing Shareholders (except in connection with a liquidation or dissolution of the Issuer that does not constitute a Change of Control under clause (b) below), (b) the approval by the requisite shareholders of the Issuer of a plan of liquidation or statutory dissolution (which shall not be construed to include a plan or merger or consolidation) of the Issuer, unless Existing Shareholders "beneficially own" (as defined in Rule 13d-3 under the Exchange Act) at least the same percentage of voting power after the consummation of such plan as before or otherwise retain the right or ability, by voting power, to control the Person that acquire the proceeds of such liquidation or dissolution, (c) any "person" or "group" (within a meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Existing Shareholders, becomes the "beneficial owner" (as so defined) of more than thirty-five percent (35%) of the total voting power of all classes of the Voting Stock of the Issuer or a successor and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis, provided that Existing Shareholders "beneficially own" (as so defined) in the aggregate a percentage of such Voting Stock or warrants having a lesser percentage of voting power than such other "person" or "group" and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Issuer's Board of Directors, or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Issuer's Board of Directors (together with any new directors whose nomination for election or appointment by such board or whose election by the stockholders of the Issuer was approved by a vote of the Existing Shareholders or a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Issuer's Board of Directors then in office. Notwithstanding clause (c) above, (i) the acquisition by a Qualified Investor of forty-nine percent (49%) or less of the Voting Stock of the Issuer shall not constitute a Change of Control, and (ii) a merger or consolidation that would otherwise constitute a Change of Control hereunder shall not constitute a Change of Control if at least ninety percent (90%) of the consideration consists of common stock that is, or upon issuance, will be traded on a United States national securities exchange or quoted on the Nasdaq National Stock Market.

                  9.7 "Common Stock" means the Issuer's authorized $.01 par value Class A Common Stock.

                  9.8 The "Conversion Date" shall be (i) in case of a conversion pursuant to Section 4.1, the date the Issuer or the Transfer Agent receives the Conversion Notice, or (ii) in the case of a conversion pursuant to section 4.2, the date of the Issuer's Conversion Notice.

                  9.9 The "Conversion Notice" is written notice from the Holder to the Issuer stating that the Holder elects to convert all or a portion of the shares of Preferred Stock represented by certificates delivered to the Issuer or the Transfer Agent contemporaneously. The Conversion Notice will specify or include:

     (i) The number of shares of Preferred Stock being converted by the Holder,

     (ii) The name or names (with address and taxpayer identification number) in which a certificate or certificates for shares of Common Stock are to be issued,

     (iii) A written instrument or instruments of transfer in form reasonably satisfactory to the Issuer or the Transfer Agent, duly executed by the Holder or its duly authorized legal representative, or in blank, and

     (iv) Transfer tax stamps or funds thereof, if required pursuant to Section 4.10.

                  9.10 The "Conversion Price" shall initially be $63.79, subject to adjustments as set forth in Section 4.3.

                  9.11 "Conversion Price Adjustment Events" are any of those events specified in Section 4.3(a).

                  9.12 "Dividend Payment Date" is as defined in Section 2.1, above.
                  9.13     "Dividend Payment Record Date" is as defined in
Section 2.1, above.

     9.14 "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     9.15 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     9.16 "Existing Shareholders" means Albert M. Carollo, Lawrence F. DeGeorge, Lawrence J. DeGeorge, Curtis Rochelle, Marian Rochelle, Rochelle Investments, Ltd. (so long as it is controlled by Curtis or Marian Rochelle), Gene W. Schneider, G. Schneider Holdings, Co. and The Gene W. Schneider Family Trust (so long as each is controlled by Gene W. Schneider or trustees appointed by him), Janet S. Schneider and Mark L. Schneider (collectively, the "Principals") and with respect to any Principal means:

     (a) any controlling stockholder or 80% (or more) owned subsidiary of such Principal, or with respect to each individual Principal, (1) family partnerships, corporations or other entities holding our equity interests, the transferee(s) or the surviving entities or entities solely for the benefit of such Principal or any of the Persons listed in (2) through (5) below, (2) such Principal's spouse, (3) such Principal's children, grandchildren, stepchildren, step grandchildren and their spouses, (4) heirs, legatees and devisees, and (5) trusts primarily for the benefit of any of the foregoing; or

     (b) any trust corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% (or more) controlling interest of which consist of such Principal and/or such other persons referred to in the immediately preceding clause (a).

     9.17 "Holder" means a Person in whose name shares of Capital Stock is registered.

     9.18 "Issuer" means UnitedGlobalCom, Inc., a Delaware corporation.

     9.19 The "Issuer's Conversion Notice" is written notice from the Issuer to the Holders of the Preferred Stock stating that the Issuer elects to convert all of the shares of Preferred Stock. The Issuer's Conversion Notice will specify and include:

     (i) The date of such conversion (which date shall also be the date of the Issuer's Conversion Notice); provided, that in the case of a conversion pursuant to Section 4.2(a), the date of the conversion shall be the Issuer's Conversion Date; and provided, further, that in the case of a conversion pursuant to
Section 4.2(b), the date of the conversion shall be the Provisional Conversion Date;

     (ii) The Closing Price of the Common Stock as of the date of the Issuer's Conversion Notice;

     (iii) A statement that the Issuer is exercising its right to cause the mandatory conversion of the Preferred Stock and a description of the provisions of this Certificate of Designation conferring such right on the Issuer;

     (iv) A brief summary of any transfer restrictions on the shares of Common Stock issuable upon conversion;

     (v) The approximate date and manner upon which shares of Common Stock will be made available;

     (vi) The Conversion Price as of the date of the Issuer's Conversion Notice;

     (vii) The amount of accumulated but unpaid dividends and Quarterly Return Amounts (as defined in the Securities Account Agreement with respect to Quarterly Return Amounts to be made after December 31, 1999, and with respect to any such Quarterly Return Amounts due on December 31, 1999, the amount thereof appropriately prorated to account for the Preferred Stock having been issued on December 7, 1999), if any; and

     (viii) A statement that unless the Issuer defaults in the delivery of the shares of Common Stock into which the Preferred Stock has been converted, Holders' rights as Preferred Stockholders shall cease as of the date of the notice and Holders shall thereafter have all rights as other Holders of Common Stock.

     9.20 "Junior Security" is as defined in Section 3.1.

     9.21 "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     9.22 "Liquidation Preference" means $1,000 per share of Preferred Stock.

     9.23 "Market Capitalization" means the product of the then-current market price times the total number of shares of Common Stock then outstanding.

     9.24 "Market Value" means, as of any date, the average of the daily Closing Price for the five consecutive Trading Days ending on such date.


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     9.25 "Market Value Amount" means (i) 97% of the Market Value of the Common
Stock, if a shelf registration statement registering the resale of such shares is effective (or other registration statement covering the sale of such shares has become effective) or the shares of Common Stock are eligible for resale pursuant to Rule 144(k) under the Act, or (ii) 93% of the Market Value of the Common Stock, in each case determined as of the date of such notice.

     9.26 "Notice Date" means the tenth day prior to a Deposit Payment Date.

     9.27 "Parity Security" is as defined in Section 3.1.

     9.28 "Person" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     9.29 "Preferred Stock" means the Preferred Stock authorized in this Certificate of Designation.

     9.30 "Qualified Investor" means an investor approved by the Board of Directors of the Issuer, which has debt securities rated by a nationally recognized statistical rating organization in one of its four highest generic rating categories and either (i) is in the telecommunications industry or (ii) engages in a business which will benefit from strategic synergies from an investment in the Issuer.

     9.31 "Redemption Agent" means that Person, if any, appointed by the Issuer to hold funds deposited by the Issuer in trust to pay to the Holders of shares to be redeemed.

     9.32 "Redemption Date" means that certain date set forth in the Redemption Notice on which date the redemption of the Preferred Stock is completed.

     9.33 "Redemption Notice" means that notice to be given by the Issuer to the Holders notifying the Holders as to the redemption, in whole or in part, of the Preferred Stock pursuant to Section 5 hereof. The Redemption Notice shall include the following information: (i) the Redemption Date and the time of day on such date; (ii) the total number of shares of Preferred Stock to be redeemed and, if fewer than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (iii) the Redemption Price (whether to be paid in cash or shares of Common Stock); (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price and delivery of certificates representing shares of Common Stock (if the Issuer so chooses); (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date unless the Issuer defaults in the payment of the Redemption Price; and (vi) the name of any bank or trust company, if any, performing the duties of Redemption Agent. Redemption Notice shall be given


                                       25

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by first-class mail to each record Holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Issuer.

     9.34 "Redemption Notice Date" means the date the Redemption Notice is first mailed or delivered to any Holder.

     9.35 "Redemption Price" means that price established for redemption of the Preferred Stock established in Section 5.1(b) hereof.

     9.36 "Securities Account" means the account created pursuant to the Securities Account Agreement.

     9.37 "Securities Account Agreement" means the Securities Account Agreement dated December 7, 1999 between the Issuer and Firstar Bank of Minnesota, N.A., as deposit agent.

     9.38 "Senior Securities" is as defined in Section 3.1.

     9.39 "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

     9.40 The "Transfer Agent" shall be as established pursuant to Section 10 hereof.

     9.41 "Trading Day" shall mean any business day on which the Nasdaq National Stock Market (or any U.S. national securities exchange or quotation system on which the Common Stock is then listed) is open for the transaction of business.

     9.42 "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

10.  Transfer Agent and Registrar

         The duly appointed Transfer Agent and registrar for the Preferred Stock shall be Firstar Bank of Minnesota, N.A.. The Issuer may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Issuer and the Transfer Agent; provided that the


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Issuer shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

11.  Other Provisions

                  11.1 With respect to any notice to a Holder of shares of the Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

                  11.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Issuer undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Issuer except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

                  11.3 In the Issuer's discretion, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion, redemption, or as dividends payable in the Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion, redemption, or dividend payment will be paid in cash based on the last reported sale price of the Common Stock on the Nasdaq National Stock Market (or any national securities exchange or authorized quotation system on which the Common Stock is then listed) at the close of business on the Trading Day next preceding the date of conversion or such later time as the Issuer is legally and contractually able to pay for such fractional shares.

                  11.4 The shares of Preferred Stock shall be issuable in whole shares.

                  11.5 All notices periods referred to herein shall commence on the date of the mailing of the applicable notice.


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                IN WITNESS WHEREOF, UnitedGlobalCom, Inc. caused this Corrected
Certificate to be signed this 22nd day of December, 1999.


                                    UNITEDGLOBALCOM, INC.

                                    By:     /s/ Ellen P. Spangler
                                    Name:   Ellen P. Spangler
                                    Title:  Senior Vice President and Secretary